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                                                                      EXHIBIT 2



                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                        DEVLIEG-BULLARD, INC. ("SELLER")

                                       AND

                       SUNHILL NIC COMPANY, INC. ("BUYER")





                              DATED AUGUST 20, 1999




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                                TABLE OF CONTENTS



1.    TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES...........................1
      1.1   Purchase of Assets from Seller....................................1
      1.2   Contract Rejection and Assumption; Cure Cost......................2
      1.3   Excluded Assets...................................................3
      1.4   Assumption of Liabilities.........................................3
      1.5   Retained Liabilities..............................................4
      1.6   Sales and Use Taxes...............................................4
      1.7   Condition of Purchased Assets.....................................4

2.    PURCHASE PRICE AND PAYMENT..............................................4
      2.1   Purchase Price....................................................4
      2.2   Closing Date Statement............................................5
      2.3   Payment of Purchase Price.........................................5
      2.4   Good Faith Deposit................................................5
      2.5   Pension Plan......................................................6
      2.6   Deliveries at Closing.............................................7

3.    CLOSING.................................................................7

4.    REPRESENTATIONS AND WARRANTIES OF SELLER................................7
      4.1   Organization......................................................7
      4.2   Authorization.....................................................7
      4.3   Title to Property.................................................8
      4.4   Consents and Approvals............................................8
      4.5   Brokers...........................................................8

5.    REPRESENTATIONS AND WARRANTIES OF BUYER.................................8
      5.1   Organization......................................................8
      5.2   No Violation......................................................8
      5.3   Corporate Action..................................................8
      5.4   Financing.........................................................9
      5.5   Brokers...........................................................9

6.    COVENANTS OF SELLER.....................................................9
      6.1   Conduct of Business...............................................9
      6.2   Access to Facilities, Files and Records..........................10
      6.3   Consummation of Agreement........................................10
      6.4   Consents.........................................................10
      6.5   Filing and Notice of the Motion and Order........................10

7.    COVENANTS OF BUYER.....................................................11
      7.1   Corporate Action.................................................11
      7.2   Consummation of Agreement........................................11

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

      7.3   Collection of Accounts Receivable................................11

8.    CONDITIONS TO THE OBLIGATIONS OF BUYER.................................11
      8.1   Bankruptcy Court Order...........................................11
      8.2   Representations and Warranties; Covenants........................11
      8.3   Condition of Purchased Assets....................................11
      8.4   Sublease.........................................................11

9.    CONDITIONS TO THE OBLIGATIONS OF SELLER................................12
      9.1   Bankruptcy Court Orders..........................................12
      9.2   Representations and Warranties; Covenants........................12
      9.3   Sublease.........................................................12

10.   TERMINATION OF AGREEMENT...............................................12
      10.1  Right of Termination Without Breach..............................12
      10.2  Termination Because of Higher Offer..............................12
      10.3  Termination Because of Breach....................................12
      10.4  Effect of Termination............................................12

11.   MISCELLANEOUS..........................................................13
      11.1  Expenses.........................................................13
      11.2  Notices..........................................................13
      11.3  Captions.........................................................13
      11.4  Law Governing....................................................14
      11.5  Waiver of Provisions.............................................14
      11.6  Counterparts.....................................................14
      11.7  Entire Agreement.................................................14
      11.8  Severability.....................................................14
      11.9  Binding Effect...................................................14
      11.10 Definition of "Knowledge"........................................14
      11.11 Survival of Representations and Warranties.......................15


SCHEDULES

Schedule 1.1
Schedule 1.1(d)
Schedule 1.2(a)
Schedule 1.3
Schedule 1.4(b)
Schedule 2.1(b)
Schedule 2.1(c)
Schedule 4.4


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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into August 20, 1999, by and between DeVlieg-Bullard, Inc., a Delaware corporation ("Seller"), and Sunhill NIC Company, Inc., a Washington corporation ("Buyer");

                                   WITNESSETH:

         WHEREAS, Seller is a debtor-in-possession in proceedings for reorganization under Chapter 11 of the Bankruptcy Code, 11 U.S.C. ss.ss. 101 et. seq. (the "Bankruptcy Code") currently pending in the United States Bankruptcy Court for the Northern District of Ohio (the "Bankruptcy Court"); and

         WHEREAS, Seller operates the Powermatic Division which is engaged in the business of designing, manufacturing, sourcing, marketing, selling and servicing power tools and manufacturing castings for the Powermatic Division and third-parties under the name "Powermatic(R)" (herein, the "Business"); and

         WHEREAS, Seller desires to sell and transfer all or substantially all of the operating assets and intangible assets of the Business to Buyer and Buyer desires to purchase and acquire such assets in accordance with the terms set forth herein. It is intended that Buyer shall purchase the assets of the Business from the Seller free and clear of all liens, encumbrances and interests pursuant to 11 U.S.C. ss.ss. 363(b) and (f), that Buyer's execution and delivery of this Agreement and the purchase of the assets pursuant to this Agreement shall be deemed in good faith for the purposes of 11 U.S.C. ss. 363(m) and that the assumption and assignment of certain designated executory contracts and leases shall be pursuant to 11 U.S.C. ss.365.

         NOW, THEREFORE, in consideration of the foregoing recitals, the covenants and agreements contained herein, including but not limited to the payments herein described, and other good and valuable consideration, the parties agree as follows:

1.       TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

         1.1 PURCHASE OF ASSETS FROM SELLER. Subject to the terms and conditions stated in this Agreement, on the Closing Date (as defined in Section 3), Seller shall convey, transfer and deliver to Buyer and Buyer shall purchase and acquire from Seller all of the assets and properties of Seller, tangible and intangible, owned by Seller and used solely in connection with the Business as a going concern, as the same may exist on the Closing Date (the "Purchased Assets") as follows:

         (a) Tangible Personal Property. All machinery, tooling, patterns, equipment, vehicles, furniture and fixtures utilized by the Seller in the Business, including but not limited to the items listed on Schedule
         1.1 attached hereto.



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         (b) Materials and Supplies. All office and other miscellaneous supplies, spare parts, tools, art work, advertising and promotional materials and other tangible personal property used in the Business, including but not limited to the items listed on Schedule 1.1 attached hereto.

         (c) Inventories. All inventories, including raw materials, supplies, work in process and finished goods of the Business as of the Closing Date.

         (d) Contracts. Subject to Section 1.2 below, those contract rights of Seller existing under contracts, leases, agreements and arrangements related to the Business listed on Schedule 1.1(d) attached hereto, provided that (i) any and all defaults under the Designated Contracts (as defined herein) have been cured as of the Closing Date and (ii) the assumption and assignment to Buyer is approved by the Bankruptcy Court.

         (e) Prepaid Items. All prepayments, prepaid expenses, and deferred charges of the Business to which the Buyer shall obtain the benefit, listed on Schedule 1.1 attached hereto.

         (f) Intellectual Property. All patents, inventions and shop rights, if any, know-how, trade secrets and confidential information; those registered and unregistered trademarks, service marks, trade names, trade dress and other trademark rights of the Business, including, specifically, all rights to the name "Powermatic(R)"; those registered and unregistered copyrights and the copyrightable works of the Business; and the registrations for, and applications for registration of, and the licenses relating to, any of the foregoing, together with all of Seller's rights to use all of the foregoing forever and all rights in, to and under the foregoing in all countries, all as listed on Schedule 1.1 attached hereto.

         (g) Files and Records. All files, invoices, customer lists, records pertaining to customers (present, past and potential) and accounts, supplier lists, the records pertaining to suppliers, books of account, files and ledgers, and other records relating to the Business.

         (h) Permits. To the extent transferable, all permits and licenses with respect to the Business.

         (i) Goodwill. All goodwill of the Business and other intangible property.

         (j) Other Fixed Assets. Those other fixed assets that are listed on
         Schedule 1.1 attached hereto.

         1.2 CONTRACT REJECTION AND ASSUMPTION; CURE COST.

         (a) Attached hereto as Schedule 1.2(a) is a list provided by Buyer (the "Designated Contract List") of executory contracts and unexpired leases (each a "Designated Contract" and collectively, the "Designated Contracts") that it wishes the Seller to assume and assign




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         to it. Buyer and Seller will use commercially reasonable efforts to obtain consent to the assignment and assumption of the Designated Contracts, provided that the failure to obtain such consent shall not prevent Closing hereunder. Also set forth in Schedule 1.2(a) is a list of executory contracts and unexpired leases relating to the Business that Buyer wishes Seller to reject. Seller hereby agrees to reject such contracts and reserves the right to reject any other contracts (excluding therefrom the Designated Contracts) it desires in its sole discretion.

         (b) At Closing, Seller shall pay any and all cure and reinstatement costs and expenses of or relating to the assumption and assignment of the Designated Contracts.

         (c) Buyer shall be obligated to pay amounts becoming due for the period from and after the Closing Date in accordance with the terms of the Designated Contracts.

         1.3 EXCLUDED ASSETS. The assets listed on Schedule 1.3 shall be retained by Seller (the "Excluded Assets").

         1.4 ASSUMPTION OF LIABILITIES. Subject to the conditions specified in this Agreement, Buyer hereby agrees to assume at the Closing and discharge when due and payable the following liabilities of Seller related to the Business (the "Assumed Liabilities"):

         (a) Contracts and Licenses. All liabilities and obligations of Seller under purchase orders, contracts and licenses including those acquired by Buyer pursuant to Section 1.1 (d) and (h) which occur, arise or are to be performed, in whole or in part, on or after the Closing Date;

         (b) Employee Matters. Liabilities of Seller for accrued but unused vacation and sick days, vacation pay, sick pay and severance pay pursuant to employee benefit plans disclosed to Buyer in Schedule 1.4(b);

         (c) Warranty Claims. All liabilities for warranty claims with respect to products of the Business, regardless of whether such claim occurred before, on or after the Closing Date;

         (d) Product Liability Claims. All liabilities for product liability claims with respect to products of the Business sold on or after the Closing Date;

         (e) Cooperative Advertising. All liabilities for reimbursement of cooperative advertising expenditures made by eligible participants in Seller's cooperative advertising programs for the Business;

         (f) Liabilities. All liabilities of the Business occurring or arising after the Closing Date, including contributions required to be made to employee pension benefit plans for benefits



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         earned in the period during which the Business is operated by Buyer on behalf of former employees of the Business;

         (g) Pension Plan. On and after the Closing Date, the Powermatic Division of DeVlieg-Bullard, Inc. Pension Plan for Hourly Rated Employees and all liabilities and obligations thereunder with respect to employees of the Seller.

         1.5 RETAINED LIABILITIES. All liabilities not expressly assumed by Buyer herein shall be retained by Seller.

         1.6 SALES AND USE TAXES. Seller shall be responsible for payment of any sales or use taxes or related transfer taxes or fees or filing fees assessable with respect to the transfer of the Purchased Assets contemplated herein and shall duly and promptly pay such taxes when due; provided that Buyer shall be responsible for any sales or transfer taxes on the sale of motor vehicles.

         1.7 CONDITION OF PURCHASED ASSETS. Buyer shall take the Purchased Assets and Assumed Liabilities on an "as is, where is" basis.

2.       PURCHASE PRICE AND PAYMENT

         2.1 PURCHASE PRICE. The total purchase price to be paid by Buyer to Seller for the Purchased Assets shall be $5,800,000, less the following amounts determined as of the Closing Date (the "Purchase Price"):

         (a) liability of Seller for vacation and sick pay of hourly employees of the Business accrued but not paid as of the Closing Date as set forth on Schedule 1.4(b);

         (b) subject to Section 2.5 below, payments due under the Powermatic Division of DeVlieg-Bullard, Inc. Pension Plan for Hourly Rated Employees (the "Pension Plan") and payments for the Seller's 401(k) Plan for Powermatic employees' unfunded matching contributions as set forth on Schedule 2.1(b);

         (c) commissions due to sales agents accrued but not paid as of the Closing Date as set forth on Schedule 2.1(c); and

         (d) funds in the custody of the Seller held for employees' flexible spending accounts.

Subject to Section 2.5 hereof, amounts due or past due at Closing under subsections (a), (b) and (c) above shall be paid at Closing. The Purchase Price shall also be adjusted on a dollar-for-dollar basis if the value of the inventory (determined in accordance with Section 2.2(b) below) at Closing is less than or greater than $3,050,000 and the value of prepaid deposits at Closing is less than or greater than $50,000 (the "Adjusted Purchase Price").




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         2.2      CLOSING DATE STATEMENT.

         (a) Seller shall conduct a physical inventory of the Business as soon as practicable using methodologies consistent with Seller's historical practices including those set forth in this Section 2.2(a). For purposes of the physical inventory, obsolete inventory, defined as inventory no longer used in production, shall be given no value. In addition, excess and slow-moving inventory, defined as inventory not used in production of a product at least once within a two-year period prior to Closing, shall be valued at 30% of cost. For example, if during such two-year period, 20 units have been used in production and there are 100 units of such item in inventory, 20 units will be valued at cost and 80 units will be valued at 30% of cost. Work in process shall be valued in accordance with Seller's historical practices with respect to Powermatic. Seller shall track the inventory until Closing, which will be used to prepare the Closing Date Statement (as defined below). If Buyer desires, it may conduct a physical inventory, at its sole cost and expense, on the day following the Order (as defined below), provided that Buyer uses valuation methodologies consistent with Seller's historical practices.

         (b) Seller shall prepare a statement of the Business' inventory and prepaid deposits immediately prior to the Closing Date (the "Closing Date Statement").

         (c) Within three days after receipt of the Closing Date Statement, Buyer shall either inform Seller in writing that the Closing Date Statement is acceptable or object thereto in writing, setting forth a specific description of each objection. If the Buyer so objects, any objection that cannot be resolved within two business days from the date Buyer notifies Seller of any such objection shall be deemed a "Closing Statement Issue," and, if the amount of such disputed Closing Statement Issue is less than $100,000 the amount of such Closing Statement Issue shall be deducted from the Adjusted Purchase Price and placed in escrow with Seller's bankruptcy counsel at Closing. The balance of the Adjusted Purchase Price shall be paid to Seller at Closing, which shall not be delayed due to any Closing Statement Issues having a value of less than $100,000. Unless otherwise agreed by Buyer and Seller, one or more Closing Statement Issues having a value in excess of $100,000 shall postpone Closing until the Buyer and Seller can resolve such Closing Statement Issues. Buyer and Seller shall use their best efforts to resolve any Closing Statement Issues. If Buyer and Seller cannot resolve such dispute, either party may submit such Closing Statement Issues to the Bankruptcy Court for resolution.

         2.3 PAYMENT OF PURCHASE PRICE. At Closing, Buyer will pay Seller the Adjusted Purchase Price by wire transfer of immediately available funds to an account designated by Seller.

         2.4      GOOD FAITH DEPOSIT.

         (a) Upon the execution and filing with the Bankruptcy Court of the Agreement, Buyer shall deliver to Seller's bankruptcy counsel (the "Escrow Agent") a certified check in



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         the amount of $200,000 payable to the order of Seller (the "Good Faith
         Deposit"), to be deposited into an interest-bearing escrow account (and Buyer shall be credited with all interest earned). The Good Faith Deposit shall only be released in accordance with Article 10 hereof or upon entry and receipt of a final and non-appealable order of the Bankruptcy Court.

         (b) In the event any dispute should arise with regard to the Good Faith Deposit tendered to the Escrow Agent as provided in this Section 2.4, the Escrow Agent shall be entitled to deposit the same with the Bankruptcy Court, and thereafter be relieved of all obligations under this Agreement. In performing any of its duties hereunder, the Escrow Agent shall not incur any liability to any party for any damage, loss or expense, unless caused by or resulting from the gross negligence, willful default or breach of trust of the Escrow Agent. Buyer and Seller jointly and severally agree to indemnify and hold the Escrow Agent harmless against any and all other losses, claims, damages, liabilities and expenses including without limitation, reasonable attorneys' fees, which may be imposed upon the Escrow Agent in connection with the performance of its duties hereunder, unless caused by or resulting from the gross negligence, willful default or breach of trust of the Escrow Agent.

         The parties acknowledge that the Escrow Agent, McDonald, Hopkins, Burke & Harber Co., L.P.A., an Ohio law firm, is representing the Seller in connection with this transaction and its reorganization under the Bankruptcy Code, and in the event of dispute with regard to the Good Faith Deposit, shall upon deposit of the Good Faith Deposit with the Bankruptcy Court, be entitled to represent the Seller in connection with such dispute.

         (c) The Good Faith Deposit shall be applied toward the Adjusted Purchase Price at Closing or paid to the party entitled to same pursuant to Article 10 hereof.

         2.5 PENSION PLAN. Seller has petitioned the Internal Revenue Service (the "IRS") to adjust the methodology used to value the assets in Seller's Pension Plan. As currently valued, Seller's Pension Plan is underfunded in the amount set forth on Schedule 2.1(b). At Closing, in partial payment of the Adjusted Purchase Price, Buyer will deliver to the Escrow Agent the amount set forth on Schedule 2.1(b) with respect to the Pension Plan (the "Escrowed Amount"). The Escrowed Amount shall be released to Buyer in the event that the IRS denies Seller's petition for a new valuation methodology for the Pension Plan's assets and all appeals legally afforded to Seller have been exhausted. In the event that the IRS approves a new valuation methodology for the Pension Plan's assets, Seller's actuary will conduct a new valuation using such approved valuation methodology, and to the extent that the Pension Plan remains underfunded, that portion of the Escrowed Amount shall be released to Buyer and the balance of the Escrowed Amount, if any, shall be released to Seller.



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         2.6      DELIVERIES AT CLOSING.

         (a) At the Closing, the Seller shall deliver to Buyer (i) such bills of sale, assignments of leases and contracts, and any other instruments of conveyance which are reasonably deemed necessary or desirable by Buyer or its counsel to effectuate the transfer of the Purchased Assets to Buyer (which may be limited to the Order and/or other orders of the Bankruptcy Court relative to the assignment of leases and contracts) and (ii) such other documents, instruments or certificates required to be delivered as a condition precedent to the Buyer's obligations under this Agreement.

         (b) At the Closing, Buyer shall deliver (i) such duly executed instruments as are reasonably deemed necessary or desirable by Seller or its counsel to effectuate the assumption of the Assumed Liabilities by Buyer in form and substance reasonably acceptable to Buyer and its counsel, (ii) such other documents, instruments or certificates required to be delivered as a condition precedent to the Seller's obligations under this Agreement and (iii) the cash portion of the Adjusted Purchase Price, less the Good Faith Deposit.

3.       CLOSING

         The closing of the transactions contemplated by this Agreement (the "Closing") shall be held in the offices of Bass, Berry & Sims PLC, 2700 First American Center, Nashville, Tennessee at 10:00 a.m. local time as soon as practicable but not more than seven (7) days after the Order (as defined below) shall have been entered by the Bankruptcy Court and such order shall not have been stayed, modified, reversed or amended (provided that all other conditions specified herein have been fulfilled or waived), or at such other time and place as shall be mutually agreed upon by the parties (the "Closing Date").

         For purposes of this Agreement, the "Order" shall mean an order or orders of the Bankruptcy Court approving this Agreement, authorizing, pursuant to Section 363 of the Bankruptcy Code, all of the transactions and agreements contemplated hereby, and determining that the Agreement is in good faith.

4.       REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants as follows:

         4.1 ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the corporate power to carry on the Business as it is now being conducted and to own and operate the Purchased Assets, and to enter into and complete the transactions contemplated by this Agreement.

         4.2 AUTHORIZATION. Upon entry of the Order by the Bankruptcy Court, Seller shall be authorized to carry out the transactions contemplated by this Agreement. Subject to the entry of the Order, this Agreement constitutes a valid and binding agreement, enforceable against Seller in accordance with and subject to its terms, except as limited by (a) bankruptcy, reorganization,




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insolvency and other laws affecting the enforcement of creditors' rights or contractual obligations generally and (b) general principles of equity (whether the enforceability of this Agreement is considered in a proceeding in equity or at law).

         4.3 TITLE TO PROPERTY. Upon entry of the Order, Seller has the power and right to sell, or assign and transfer and deliver, as the case may be, to the Buyer the Purchased Assets and on the Closing Date will sell, assign, transfer and deliver the Purchased Assets free and clear of all liens, claims, encumbrances and security interests.

         4.4 CONSENTS AND APPROVALS. Upon entry of the Order, no consent, approval or authorization of, or declaration, filing or registration with any United States federal or state governmental or regulatory authority is required to be made or obtained by the Seller in connection with the execution, delivery and performance of the Agreement and the consummation of the transactions contemplated hereby.

         4.5 BROKERS. No person is entitled to any brokerage, financial advisory, finder's or similar commission payable by the Seller in connection with the transaction contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

5.       REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants as follows:

         5.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Buyer has full corporate power to enter into and complete the transactions contemplated by this Agreement.

         5.2 NO VIOLATION. Neither the execution and delivery by Buyer of this Agreement or of any agreement executed in connection with this Agreement or of any agreement or instrument executed in connection with this Agreement, nor the consummation by Buyer of the transactions contemplated hereby or thereby will, with the giving of notice or the passage of time or both, constitute a violation of or conflict with or result in any material breach of or default under, the terms, conditions or provisions of, any judgment, law or regulation to which Buyer is subject, or of Buyer's articles of incorporation or bylaws, or of any agreement or instrument to which Buyer is a party or by which it is bound.

         5.3 CORPORATE ACTION. All corporate actions and proceedings necessary to be taken by or on the part of Buyer in connection with this Agreement and with the transactions contemplated by this Agreement and necessary to make the same effective have been duly and validly taken, and this Agreement has been duly and validly authorized, executed and delivered by Buyer. This Agreement constitutes a valid and binding agreement, enforceable in accordance with and subject to its terms, except as limited by (a) bankruptcy, reorganization, insolvency and other laws affecting the enforcement of creditors' rights or contractual obligations generally and (b) general principles



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of equity (whether the enforceability of this Agreement is considered in a proceeding in equity or at law).

         5.4 FINANCING. On the Closing Date, Buyer will have cash on hand or commitments for financing sufficient to deliver the cash portion of the Adjusted Purchase Price to Seller.

         5.5 BROKERS. No person is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by the Buyer in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

6.       COVENANTS OF SELLER

         Seller covenants and agrees that, between the date hereof and the Closing Date:

         6.1 CONDUCT OF BUSINESS. The Business shall be conducted in the ordinary course pending Closing. Seller shall take all such actions as may reasonably be required to satisfy the conditions specified in Article 8 and, except as otherwise disclosed or agreed herein or unless Buyer shall otherwise agree in writing, Seller shall in respect to the Business:

         (a) to the extent consistent with such operation, use all reasonable efforts (but without making any commitment on behalf of Buyer) to preserve intact its business organization, keep available the services of employees, maintain inventories at normal levels and quality, and preserve its relationships with customers and suppliers;

         (b) Maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior periods;

         (c) Comply with all laws, orders, judgments, licenses and permits applicable to it and the conduct of the Business, the noncompliance with which could reasonably be expected to have a material adverse effect on the Business or the ability of the parties to consummate the transactions contemplated hereby;

         (d) Sell or dispose of any properties or assets only in the usual, regular or ordinary course of business or as expressly permitted herein;

         (e) Obtain the consent of Buyer prior to any management personnel changes or any other material change with respect to the Business or the Purchased Assets;

         (f) Preserve its rights in and to the Intellectual Property and other intangible assets; and

         (g) Promptly notify Buyer in writing of any material adverse change in the working order and repair of the Purchased Assets, considered as a whole.




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         6.2 ACCESS TO FACILITIES, FILES AND RECORDS. At the reasonable request of Buyer, Seller shall from time to time give or cause to be given to the authorized representatives of Buyer full access during normal business hours, for purposes of inspection, to the Seller's Business facility, and the books, records, documents and files of every character relating to the Business. Seller shall cooperate with Buyer in conducting such inspection. The information obtained by Buyer shall be kept confidential by Buyer, except that such information may be distributed to those of Buyer's directors, officers, employees, agents or representatives who need to know for the purposes of evaluating and consummating the transactions contemplated herein, and to others if Buyer, in its judgment and based upon the written advice of its counsel, determines that disclosure is required by law.

         6.3 CONSUMMATION OF AGREEMENT. Seller shall use its reasonable best efforts to fulfill and timely perform all conditions and obligations on its part to be fulfilled and performed under this Agreement and to cause the transactions contemplated by this Agreement to be fully carried out.

         6.4 CONSENTS. Seller shall use commercially reasonable efforts to obtain or cause to be obtained consents to the assignment to or assumption by Buyer of all licenses, permits, leases, and other contracts and instruments and rights of Seller included in the Purchased Assets that require the consent of any third party by reason of the transactions provided for in this Agreement including, without limitation, those with respect to the contracts listed on
Schedule 1.2(a); provided that obtaining such consents shall not be a condition to Closing hereunder. Notwithstanding anything herein to the contrary, other than curing defaults under Designated Contracts, in no event shall Buyer or Seller be required to make any payment for the purpose of securing such consent.

         6.5 FILING AND NOTICE OF THE MOTION AND ORDER.

         (a) The Seller shall (i) file with the Bankruptcy Court the Motion (as defined below), (ii) notify, as is required by applicable bankruptcy law, all parties entitled to notice of the motion filed by Seller with the Bankruptcy Court seeking entry of the Order (the "Motion") and Order as modified by orders in respect of notice which may be issued at any time and from time to time by the Bankruptcy Court and (ii) use its best efforts to obtain Bankruptcy Court approval of the Motion.

         (b) Subject to the second sentence of this Section 6.5(b), the Seller shall also file with the Bankruptcy Court a motion (the "Lease Motion") to extend the time under Section 365(d) of the Bankruptcy Code to assume or reject unexpired real property leases to a date which is at least 90 days after the Closing and use it best efforts to obtain Bankruptcy Court approval of the Lease Motion with respect to the Lease (as defined herein). In the event Buyer notifies Seller in writing that it has reached agreement with Corporate Property Associates 5 on the terms of a new lease for the McMinnville, Tennessee facilities, Seller shall immediately seek approval of the Bankruptcy Court to reject the Lease and the Sublease (as defined in Section 8.4) shall terminate upon the entry of such order.



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



7.       COVENANTS OF BUYER

         Buyer covenants and agrees that:

         7.1 CORPORATE ACTION. Subject to the provisions of this Agreement, Buyer shall take all necessary corporate and other action required of it to carry out the transactions contemplated by this Agreement and any agreement executed in connection herewith.

         7.2 CONSUMMATION OF AGREEMENT. Buyer shall fulfill and timely perform all conditions and obligations on its part to be fulfilled and performed under this Agreement and to cause the transactions contemplated by this Agreement to be fully carried out.

         7.3 COLLECTION OF ACCOUNTS RECEIVABLE. Seller may collect receivables of the Business arising prior to Closing. In addition, following Closing, Buyer may also collect accounts receivable of the Business arising prior to Closing. Buyer will apply amounts from parties who have receivables in accordance with their instructions and, in the event no instructions are given, against oldest accounts first. For a period of twelve (12) months following Closing, within five (5) business days after the end of each month, Buyer shall send to Seller a summary for that month of payments received against Seller's receivables and a check for the amount of such receivables.

8.       CONDITIONS TO THE OBLIGATIONS OF BUYER

         The obligations of Buyer under this Agreement are subject to the fulfillment by Seller or waiver by Buyer of the following conditions.

         8.1 BANKRUPTCY COURT ORDER. The Order shall have been entered by the Bankruptcy Court and such Order shall not have been stayed, modified, reversed or amended. In addition, an order shall have been entered by the Bankruptcy Court approving the Lease Motion with respect to the Lease, and such order shall not have been stayed, modified, reversed or amended.

         8.2 REPRESENTATIONS AND WARRANTIES; COVENANTS. The Seller shall have performed in all material respects its obligations under this Agreement required to be performed by the Seller at or prior to the Closing Date, and the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made at and as of such date, except as otherwise contemplated by this Agreement.

         8.3 CONDITION OF PURCHASED ASSETS. There shall have been no material adverse change in the working order and repair of the Purchased Assets, considered as a whole.

         8.4 SUBLEASE. Seller shall have executed and delivered a Sublease, in the form attached hereto as Exhibit A, whereby Seller will sublease its McMinnville, Tennessee facilities to Buyer for the shorter of (i) 90 days from the Closing Date or (ii) the date of entry of an order by the Bankruptcy




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



Court approving Seller's rejection of its Amended and Restated Lease Agreement, dated as of November 24, 1992, as amended, with Corporate Property Associates 5 (the "Lease").

9.       CONDITIONS TO THE OBLIGATIONS OF SELLER

         The obligations of Seller under this Agreement are subject to the fulfillment by Buyer or waiver by Seller of the following conditions.

         9.1 BANKRUPTCY COURT ORDERS. The Order shall have been entered by the Bankruptcy Court and such Order shall not have been stayed, modified, reversed or amended.

         9.2 REPRESENTATIONS AND WARRANTIES; COVENANTS. The Buyer shall have performed in all material respects its obligations under this Agreement required to be performed by the Buyer at or prior to the Closing Date, and the representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made at and as of such date, except as otherwise contemplated by this Agreement.

         9.3 SUBLEASE. Buyer shall have executed and delivered a Sublease, in the form attached hereto as Exhibit A, whereby Seller will sublease its McMinnville, Tennessee facilities to Buyer for the shorter of (i) 90 days from the Closing Date or (ii) the date of entry of an order by the Bankruptcy Court approving Seller's rejection of the Lease.

10.      TERMINATION OF AGREEMENT

         10.1 RIGHT OF TERMINATION WITHOUT BREACH. This Agreement may be terminated without further liability of any party (except that Buyer may be entitled to return of the Good Faith Deposit) at any time prior to the Closing
(i) by mutual written agreement of Buyer and Seller, or (ii) by either Buyer or Seller if the Closing shall not have occurred on or before September 30, 1999 (provided that such date shall be extended by the number of days that any Closing Statement Issue is pending in the Bankruptcy Court); provided the terminating party has not, through breach of a representation, warranty or covenant or through the failure to deliver closing documents required as a condition to the other parties' obligation to close, prevented the Closing from occurring on or before such date.

         10.2 TERMINATION BECAUSE OF HIGHER OFFER. This Agreement may be terminated if the Bankruptcy Court approves a higher or better offer.

         10.3 TERMINATION BECAUSE OF BREACH. This Agreement may be terminated by Buyer or Seller if there has been a material violation or breach by the other party of any of the agreements, representations, or warranties contained in this Agreement which has not been waived in writing.

         10.4 EFFECT OF TERMINATION. In the event of termination under Section 10.2, the Buyer shall have, as its sole remedy, the return of its Good Faith Deposit upon entry of the Bankruptcy Court's Order approving a higher and better offer and $50,000 as reimbursement of its expenses.

If the Agreement is terminated by Buyer pursuant to Section 10.3 or pursuant to subsection (i) of Section 10.1, then Buyer shall have, as its sole remedy, the return of the Good Faith Deposit within five business days of such termination. If this Agreement is terminated pursuant to subsection (ii) of Section 10.1 or by Seller pursuant to Section 10.3, Buyer shall not be entitled to the return of its Good Faith Deposit.

11.      MISCELLANEOUS

         11.1 EXPENSES. Except as otherwise specifically set forth herein, each party hereto shall bear all of its expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, accounting and legal fees incurred in connection therewith.

         11.2 NOTICES. All notices, demands and other communications that are required or permitted to be given hereunder or with respect hereto shall be in writing, shall be given either by personal delivery, by nationally recognized overnight courier or by telecopy, and shall be deemed to have been given or made when personally delivered, when deposited with charges prepaid with the nationally recognized overnight courier, addressed to the respective parties as follows:

If to Buyer:                                     with a copy to


Sunhill NIC Company, Inc.                        Reminger & Reminger Co., LPA
500 Andover Park East                            The 113 St. Clair Bldg.
Seattle, Washington 98188                        Cleveland, Ohio 44114
Attn: Chen C. Sun                                Attn: T. David Mitchell


If to Seller:                                    with a copy to

DeVlieg-Bullard, Inc.                            Bass, Berry & Sims PLC
1900 Case Parkway South                          2700 First American Center
Twinsburg, Ohio 44087                            Nashville, Tennessee 37238
Attn: Richard W. Sappenfield                     Attn: J. Page Davidson

Any party may by notice change the address to which notice or other communications to it are delivered or mailed.

         11.3 CAPTIONS. The captions of Articles and sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

         11.4 LAW GOVERNING. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Ohio. Each of the parties hereto irrevocably and unconditionally submits to jurisdiction of the Bankruptcy Court for litigation arising out of or relating to this Agreement and the transactions contemplated hereby, waives any objection to the laying of venue of any such litigation in the Bankruptcy Court and agrees not to plead or claim that such litigation brought in the Bankruptcy Court has been brought in an inconvenient forum.

         11.5 WAIVER OF PROVISIONS. The terms, covenants, representations, warranties and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later date to enforce the same or to enforce any future compliance with or performance of any of the provisions hereof. No waiver by any party of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

         11.6 COUNTERPARTS. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart.

         11.7 ENTIRE AGREEMENT. This Agreement, together with the schedules, exhibits and agreements executed in connection herewith, constitutes the entire agreement between the parties and supersedes and cancels any and all prior agreements between them relating to the subject matter hereof, and may not be amended except in a writing signed by all of the parties hereto.

         11.8 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provisions shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

         11.9 BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

         11.10 DEFINITION OF "KNOWLEDGE". As used in this Agreement, the term "to the knowledge" of a party shall mean the actual knowledge of any one or more of the officers of such party after conducting an appropriate investigation of the subject matter at issue including reviews of relevant files and inquiry of persons who could reasonably be expected to have some knowledge of the subject.

         11.11 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations or warranties in this Agreement shall survive beyond the Closing Date.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers, respectively, all as of the day and year first above written.




SELLER:                                         BUYER:


DEVLIEG-BULLARD, INC.                           SUNHILL NIC COMPANY, INC.

By: /s/ John Haggerty                           By: /s/ Chen C. Sun
   ------------------------------                   ----------------------------
  Its: Chief Executive Officer                   Its: President
      ---------------------------                    ---------------------------





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